PROSPECTUS SUPPLEMENT NO. 2 Dated October 26, 2026 (To Prospectus Dated July 6, 2026)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-297139

AMASS BRANDS INC

8,951,895 Shares of Common Stock

This prospectus supplement (the “Sticker Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, our Prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) dated July 6, 2026, as supplemented by Prospectus Supplement No. 1, dated August 24, 2026 (the “Prospectus”), related to the registration of the resale of 8,951,895 shares of our common stock, par value $0.00001 per share (“Common Stock”), by our stockholders identified in the Prospectus (the “Registered Stockholders”) in connection with transactions disclosed thereby.

This Sticker Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus.

Our shares of Common Stock are listed on the Nasdaq Global Market under the symbol “AMSS.”

The information contained in this Sticker Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Sticker Supplement. We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus, and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Prospectus and in documents incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Sticker Supplement, or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in or incorporated by reference into this Sticker Supplement and the Prospectus. This Sticker Supplement and the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus and in documents incorporated by reference into the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Sticker Supplement and the Prospectus.

The date of this Sticker Supplement to Prospectus is October 26, 2026.

FILING OF FORM 8-Ks

On each of the following dates, we filed the following Current Reports on Form 8-K (collectively, the “Form 8-Ks”) with the SEC. We have attached the Form 8-Ks to this Sticker Supplement as Annex A, which is incorporated herein by reference (excluding any information furnished rather than filed).

•	Form 8-K filed with the SEC on October 14, 2026
•	Form 8-K filed with the SEC on October 23, 2026

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Securities Exchange Act of 1934, as amended shall be incorporated by reference into this Sticker Supplement.

Annex A

Our  Current Reports on Form 8-K are available on the EDGAR Database on the SEC’s Internet site at www.sec.gov.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2026

AMASS BRANDS INC

(Exact name of registrant as specified in its charter)

Delaware	001-43286	81-5227282
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

860 E Stowell Road Santa Maria, CA	93454
(Address of principal executive offices)	(Zip Code)

(909) 293-8571

Registrant’s telephone number, including area code:

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Exchange On Which Registered
Common Stock	AMSS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 9, 2026, AMASS Brands Inc. (the “Company”) received a letter from the Listing Qualifications Staff (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the bid price of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), had closed below $1.00 per share for 30 consecutive business days from August 26, 2026 to October 8, 2026 and, as a result, the Company is not in compliance with Nasdaq Listing Rule 5450(a)(1), which sets forth the minimum bid price requirement for continued listing on the Nasdaq Global Market (the “Minimum Bid Price Requirement”).

Nasdaq’s notice has no immediate effect on the listing of the Company’s Common Stock on Nasdaq. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company was afforded a 180-calendar day grace period, through April 7, 2027, to regain compliance with the Minimum Bid Price Requirement. Compliance can be achieved by evidencing a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days during the 180-calendar day grace period.

If the Company does not regain compliance with the Minimum Bid Price Requirement by April 7, 2027, the Company may be provided a second 180 calendar day period to regain compliance if it applies to transfer the listing of the Company’s Common Stock from the Nasdaq Global Market to the Nasdaq Capital Market. To qualify, the Company must meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market (with the exception of the Minimum Bid Price Requirement), based on the Company’s most recent public filings and market information and notify Nasdaq of its intent to cure the deficiency. If the Company does not regain compliance within the allotted compliance periods, including any extensions that may be granted by Nasdaq, the Company’s Common Stock will be subject to delisting.

The Company intends to closely monitor the closing bid price of the Common Stock and consider all available options to remedy the bid price deficiency to regain compliance with the Minimum Bid Price Requirement.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on July 27, 2026, on July 22, 2026 the Company received a separate notice from Nasdaq indicating that the Company did not comply with (i) the minimum market value of listed securities (“MVLS”) requirement set forth in Nasdaq Listing Rule 5450(b)(2)(A) and (ii) the market value of the Company’s publicly held shares (“MVPHS”) requirement set forth in Nasdaq Listing Rules 5450(b)(2)(C) and 5450(b)(3)(C). The Company was given until January 19, 2027 to regain compliance with the MVLS and MVPHS requirements. The notice described above does not affect that separate compliance period. The Company’s ability to obtain an additional compliance period for the Minimum Bid Price Requirement may depend on, among other things, its satisfaction of the applicable continued and initial listing requirements of The Nasdaq Capital Market.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMASS BRANDS INC

	By:	/s/ Zachary Ament
Zachary Ament
Dated: October 14, 2026		Chief Financial Officer

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2026

AMASS BRANDS INC

(Exact name of registrant as specified in its charter)

Delaware	001-43286	81-5227282
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

860 E Stowell Road Santa Maria, CA	93454
(Address of principal executive offices)	(Zip Code)

(909) 293-8571

Registrant’s telephone number, including area code:

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Exchange On Which Registered
Common Stock	AMSS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03	Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer Effective as of November 16, 2026

On October 21, 2026, Zachary Ament notified AMASS Brands Inc. (the “Company”) of his resignation as Chief Financial Officer of the Company, effective as of November 16, 2026. Mr. Ament’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices, including its financial disclosures or accounting matters.

The board of directors of the Company has commenced a search for a permanent Chief Financial Officer.

Appointment of Interim Chief Financial Officer Effective as of November 17, 2026

On October 21, 2026, the board of directors of the Company appointed Geoffrey McFarlane to serve as Interim Chief Financial Officer of the Company, effective as of November 17, 2026 immediately following the effectiveness of Mr. Ament’s resignation, while the Company conducts a search for a permanent Chief Financial Officer. In such capacity, Mr. McFarlane will serve as the Company’s principal financial officer and principal accounting officer.

Mr. McFarlane, age 43, has served as a consultant to the Company since August 2025. He previously served as the Company’s Interim Chief Financial Officer from July 2024 to August 2025. Mr. McFarlane is a co-founder of Westbound & Down Brewing Company, where he has worked since December 2015. He also co-founded Winc Wines, where he served as Chief Financial Officer and Chief Operating Officer from August 2011 to January 2018 and as Chief Executive Officer from January 2018 to October 2022.

The appointment of Mr. McFarlane as the Company’s Interim Chief Financial Officer was not pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Mr. McFarlane and any director or executive officer of the Company. In addition, Mr. McFarlane has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, other than: (i) Mr. McFarlane served as a consultant to the Company following the end of his term as interim Chief Financial Officer in August 2025 and earned a base salary of $20,000 per month in his role as consultant; and (ii) in April 2024, the Company sold the AMASS trademark to Resonant LLC, a special purpose vehicle, whose director is Mr. McFarlane, and concurrently entered into an arrangement pursuant to which the Company would repurchase the trademark following repayment of a secured promissory note entered into in connection with the transaction.

In connection with his appointment, the Company is negotiating compensation arrangement with Mr. McFarlane. The Company has not yet entered into or materially amended any compensatory plan, contract or arrangement with Mr. McFarlane.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Second Amendment and Restatement of Certificate of Designation

As previously disclosed, on August 19, 2026, the Company filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Designation of Preferences and Rights of Series C Convertible Preferred Stock (the “First Amended and Restated Certificate of Designation”), which amended and restated in its entirety the Company’s original Certificate of Designation of Preferences and Rights of Series C Convertible Preferred Stock. The First Amended and Restated Certificate of Designation provides for 35,000 authorized shares of the Company’s Series C Convertible Preferred Stock, par value $0.00001 per share (the “Series C Preferred Stock”), each with a stated value of $1,086.96.

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On October 22, 2026, upon obtaining the written consent of the holders of a majority of the then outstanding shares of the Series C Preferred Stock, and the approval of the Company’s Board of Directors, in accordance with the Delaware General Corporation Law and Section 11(b) of the First Amended and Restated Certificate of Designation, the Company, on October 22, 2026, filed with the Secretary of State of the State of Delaware a Second Amended and Restated Certificate of Designation of Preferences and Rights of Series C Convertible Preferred Stock (the “Second Amended and Restated Certificate of Designation”), which amended and restated in its entirety the First Amended and Restated Certificate of Designation.

The Second Amended and Restated Certificate of Designation, among other things: (1) reduced the minimum “Floor Price” below which the conversion price of the Series C Preferred Stock may not be reduced from $4.00 per share to $1.00 per share; (2) eliminated the prior $0.75 per share minimum threshold on the “Market Price,” and the Market Price would be calculated as 90% of the lowest daily volume weighted average price of the Company’s common stock during the ten trading day period prior to the applicable measurement date; and (3) made certain conforming, clarifying and other non-substantive changes, including updates to the recitals to reflect the First Amended and Restated Certificate of Designation.

The foregoing description of the Second Amended and Restated Certificate of Designation is qualified in its entirety by reference to the full text of the Second Amended and Restated Certificate of Designation, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

Termination of Warrant

On October 22, 2026, the Company entered into a Warrant Termination Agreement (the “Warrant Termination Agreement”) with Streeterville Capital, LLC, a Utah limited liability company (the “Investor”). Pursuant to that certain Securities Purchase Agreement, dated as of March 17, 2026, by and between the Company and the Investor (as amended, the “Purchase Agreement”), the Company had issued to the Investor a Warrant to Purchase Shares of Common Stock, dated April 7, 2026, initially exercisable for up to 3,500,000 shares of the Company’s common stock (as amended, the “Warrant”).

Pursuant to the Warrant Termination Agreement, effective as of October 22, 2026, the Warrant was terminated in its entirety and cancelled, and the Investor no longer has any right to exercise the Warrant, in whole or in part, or to receive any shares of common stock, other securities, cash or property under the Warrant. No payment is due from the Company in connection with the termination. The Investor also released the Company from all claims, obligations and liabilities arising under the Warrant, other than the Company’s obligations under the Warrant Termination Agreement, the Purchase Agreement (other than with respect to the Warrant), the Certificate of Designation for the Series C Preferred Stock and the other transaction documents. Except for the termination of the Warrant, the Purchase Agreement and the other transaction documents remain unmodified and in full force and effect.

The foregoing description of the Warrant Termination Agreement is qualified in its entirety by reference to the full text of the Warrant Termination Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

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Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Second Amended and Restated Certificate of Designation of Preferences and Rights of Series C Convertible Preferred Stock of AMASS Brands Inc., dated October 22, 2026.
10.1	Warrant Termination Agreement, dated as of October 22, 2026, by and between AMASS Brands Inc. and Streeterville Capital, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMASS BRANDS INC

	By:	/s/ Mark T. Lynn
Mark T. Lynn
Dated: October 23, 2026		Chief Executive Officer

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